EXHIBIT 99.46
Diodes Incorporated
FOR IMMEDIATE RELEASE

Diodes Incorporated Announces Conference Call
To Discuss Second Quarter FY 2002 Results

Westlake  Village,  California  - July 18, 2002 - Diodes  Incorporated  (Nasdaq:
DIOD), a leading manufacturer and supplier of high quality discrete semiconductors, primarily to the communications, computing, industrial, consumer electronics and automotive markets, will host a conference call at 8 a.m. PDT (11 a.m. EDT) on Wednesday, July 31st to discuss second quarter of FY 2002 results.

Joining C.H. Chen, President and CEO of Diodes Incorporated, will be Mark King, Vice President of Sales and Marketing, and Carl Wertz, Chief Financial Officer. The Company plans to distribute its earnings announcement on Business Wire that same day at 6 a.m. PDT (9 a.m. EDT).

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investor section of Diodes' website at www.diodes.com. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes website for 90 days.

About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, serving the communications, computer, industrial, consumer electronics and automotive markets. The Company operates three Far East subsidiaries, Diodes-China (QS-9000 and ISO-14001 certified) in Shanghai, Diodes-Taiwan (ISO-9000 certified) in Taipei, and Diodes-Hong Kong. Diodes-China's manufacturing focus is on surface-mount devices destined for wireless devices, notebook computers, pagers, PCMCIA cards and modems, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. Diodes-Hong Kong covers sales warehouse and logistics functions. The Company's 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

Source:  Diodes Incorporated
CONTACT:  Crocker Coulson, Partner, Coffin Communications Group;
(818) 789-0100 e-mail: crocker.coulson@coffincg.com or Carl Wertz, Chief Financial Officer, Diodes Incorporated; (805) 446-4800
Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent to Investor Relations, Diodes Incorporated, 3050 E. Hillcrest Drive, Westlake Village, CA 91362, or they may be e-mailed to: diodes-fin@diodes.com.